QuickLinks -- Click here to rapidly navigate through this document

Exhibit 10.13

[CompuCredit Corporation Letterhead]

December 17, 2001

Rainbow Trust One
  c/o Frank J. Hanna, III, as Trustee
Rainbow Trust Two
  c/o David G. Hanna, as Trustee
245 Perimeter Center Parkway
Suite 610
Atlanta, Georgia 30346

Dear Trustees of Rainbow Trust One and Rainbow Trust Two:

    This letter agreement is intended to confirm the terms of the purchase by Rainbow Trust One and Rainbow Trust Two (each, a "Trust" and, collectively, the "Trusts") of shares of Series B Preferred Stock in CompuCredit Corporation, a Georgia corporation (the "Company").

    We have agreed as follows:

    1.  Purchase.  At the Closing (as described below), each Trust will purchase 5,000 shares of Series B Preferred Stock of the Company (the "Securities") in exchange for $5,000,000 (the "Purchase Price").

    2.  The Closing.  The closing (the "Closing") of the purchase and sale of the Securities hereunder will take place as soon as practicable, but in no event later than December 21, 2001, or at such other time as the Company and the Trusts shall agree. At the Closing, each Trust shall deliver to the Company, by wire transfer to an account designated by the Company, an amount, in immediately available funds, equal to the Purchase Price, and the Company shall deliver to each Trust, against payment of the Purchase Price to the Company, a duly executed certificate evidencing the Securities being purchased by such Trust.

    3.  Articles of Amendment.  Prior to the Closing, the Company shall cause to be filed articles of amendment relating to the Series B Preferred Stock as required pursuant to the laws of the State of Georgia (the "Articles of Amendment").

    4.  Reservation of Shares.  For as long as any of the Securities are outstanding, the Company shall keep reserved for issuance a sufficient number of shares of Common Stock of the Company to satisfy its conversion obligations under the Articles of Amendment.

    5.  Documentary Stamp Taxes.  The Company shall pay any and all stamp, transfer and other similar taxes payable or determined to be payable in connection with the execution and delivery of this letter agreement, or the Shareholders Agreement, dated as of December 17, 2001, among the Company, J.P. Morgan Corsair II Capital Partners, L.P., the Trusts, and certain other investors listed on the signature pages thereof, or the issuance of the Securities.

    6.  Amendments; Termination.  Any provision of this letter agreement may be amended or waived, if such amendment or waiver is in writing and is signed by the parties hereto. This letter agreement may be terminated at any time prior to the Closing by written agreement of the parties hereto.

    7.  Governing Law.  This letter agreement shall be governed by and construed in accordance with the internal laws of the State of Georgia.

    8.  Counterparts.  This letter agreement may be executed in any number of counterparts each of which shall be an original with the same effect as if the signatures thereto and hereto were upon the same instrument.

    If the foregoing accurately reflects our agreement, please sign and return a copy of this letter to me.

[Remainder of page left intentionally blank]

Sincerely yours,
Rohit H. Kirpalani General Counsel and Secretary CompuCredit Corporation
Agreed to:
RAINBOW TRUST ONE
Frank J. Hanna, III, as Trustee
RAINBOW TRUST TWO
David G. Hanna, as Trustee

QuickLinks

  Exhibit 10.13